KOLLMORGEN CORPORATION
                                Reservoir Place
                               1601 Trapelo Road
                               Waltham, MA  02154






                                                            April 5, 1994





Dear Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 11, 1994, at 10:00 a.m. at the Guest Quarters Suite Hotel, 550 Winter Street, Waltham, Massachusetts. The proposal to be acted upon is the election of directors.

     As part of this year's Annual Meeting, you will have an opportunity to hear a report on the operations of the Corporation, as well as ask questions that you might have about Kollmorgen.

     Your vote is important, regardless of the number of shares that you hold. Accordingly, we would appreciate it if you would promptly execute and return the proxy card enclosed with this material.


                                             Sincerely,



                                             George P. Stephan
                                             Chairman of the Board

                             KOLLMORGEN CORPORATION
                                Reservoir Place
                               1601 Trapelo Road
                               Waltham, MA  02154


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



                                                            April 5, 1994


To the Shareholders of
Kollmorgen Corporation:

     The Annual Meeting of Shareholders of Kollmorgen Corporation will be held at the Guest Quarters Suite Hotel, 550 Winter Street, Waltham, Massachusetts, on Wednesday, May 11, 1994, at 10:00 a.m. local time, for the following purposes:

     1.   To elect one Class I director and four Class II directors;

     2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on March 24, 1994, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. Shareholders may vote in person or by proxy. The stock transfer books of the Corporation will not be closed.


                                        By order of the Board of Directors


                                                  James A. Eder
                                                      Secretary







        * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
        *                           IMPORTANT                           *
        *                                                               *
        *   It is important that your shares be represented at the      *
        *   Annual Meeting.  Please sign, date and return the enclosed  *
        *   proxy card promptly in order that your shares will be       *
        *   voted at the Annual Meeting.  A return envelope which       *
        *   requires no postage if mailed in the United States is       *
        *   enclosed for your convenience.                              *
        *                                                               *
        * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                                PROXY STATEMENT

GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Kollmorgen Corporation (the "Corporation") to be used in voting at the Annual Meeting of Shareholders of the Corporation to be held on Wednesday, May 11, 1994, and at any adjournments or postponements thereof. The close of business on March 24, 1994, is the record date for shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders of the Corporation. At such record date, there were outstanding 9,637,822 shares of the Corporation's Common Stock, par value $2.50 per share ("Common Stock"), each of which is entitled to one vote on each matter to be presented before the shareholders of the Corporation. In addition, at the record date there were outstanding 23,187.5 shares of Series D Convertible Preferred Stock ("Preferred Stock"), each of which is entitled to 74.074 votes on each matter to be presented before the shareholders of the Corporation, for an aggregate of 1,717,591 votes for the holders of the Preferred Stock as a class. The shares of Common Stock and the shares of Preferred Stock will vote together as one class at the Annual Meeting and are hereinafter collectively referred to as the "Shares." This Proxy Statement, the accompanying form of proxy and the 1993 Annual Report to Shareholders are being first sent to shareholders on or about April 5, 1994.


VOTING

     Shares may be voted by shareholders of record in person or by proxy, and Shares represented by a properly executed proxy will be voted with respect to all Shares represented by it in accordance with the instructions, if any, given therein. If no instructions are given, the proxy will be voted in favor of the election of the nominees named in the proxy statement, and, in the discretion of the persons designated on the proxy card, the proxy will be voted with respect to any other matter which may properly come before the meeting.

     The inspector of election will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, and
(ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matters for purposes of determining the presence of a quorum, but neither proxies that withhold authority (without naming an alternative nominee), abstentions nor broker non-votes will be counted as votes cast at the Annual Meeting and therefore such proxies will not have any effect on the outcome of voting on any of the matters to be considered at the meeting.

     If a shareholder participates in the Corporation's Dividend Reinvestment Plan, any shares of Common Stock held in his/her account will be voted in accordance with the proxy returned by that person unless other instructions are received.

     Any proxy received by the Board of Directors may be revoked by the shareholder at any time prior to its use at the meeting by a subsequent written instrument signed in the same manner as the proxy and received by the Corporation either at the Annual Meeting or before the Annual Meeting at Kollmorgen Corporation, Reservoir Place, 1601 Trapelo Road, Waltham, MA 02154, Attention: Secretary.

     The vote of a plurality of votes cast at the Annual Meeting is required for the election of directors.

SOLICITATION

     The cost of this solicitation will be borne by the Corporation. Solicitation will be made by use of the mails, except that, if necessary, directors, officers and regular employees of the Corporation (none of whom will receive any additional compensation therefor) may make solicitations of proxies by telephone, telecopy, telegram or personal interview. The Corporation has retained the firm of Georgeson & Company, Inc. to aid in the solicitation of proxies, for which the Corporation has agreed to pay a maximum fee of $6,000 plus out-of-pocket expenses. The Corporation will reimburse brokers and other persons holding shares of Common Stock in their names, or in the names of nominees, for their expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies.

                      ITEM 1.   ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS AND COMMITTEES

     The business and affairs of the Corporation are managed under the direction of the Board of Directors. Members of the Board serve on one or more committees to carry out certain particular responsibilities. The Chairman of the Board also chairs the Executive Committee and is a member ex officio of all other Committees of the Board of Directors.

     The Board of Directors held a total of six regular and special meetings during 1993. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which such director served.

     The Audit Committee is responsible for overseeing and reviewing the audit of the Corporation's books and accounts, for reviewing the audited financial statements of the Corporation, for reviewing the Corporation's internal control procedures and for reviewing and approving the independence of the Corporation's independent public accountants. No member of this Committee is an employee of the Corporation. The Audit Committee met three times during 1993.

     The Personnel and Compensation Committee generally is responsible for reviewing the Corporation's compensation policies and practices, and specifically for (i) reviewing and recommending to the Board of Directors the total compensation and benefit programs applicable to the Corporation's key employees, including corporate officers, and (ii) administering the Corporation's stock option plans. In addition, this Committee reviews and makes recommendations on the policies and programs for the development of management personnel throughout the Corporation. This Committee met four times in 1993.

     The Retirement Plans Committee advises the Board with respect to the Corporation's retirement plans and trusts, reviews the selection of trustees, recommends investment managers, and recommends action regarding the establishment and amendment of the retirement plans and trusts. This Committee held three meetings in 1993.

     In addition to the regular meetings of the Audit, Personnel and Compensation and Retirement Plans Committees, members of these Committees, as part of their Committee responsibility, met periodically with the management of the Corporation during 1993.

     The Corporation does not have a standing nominating committee and instead the Executive Committee of the Board convenes to select nominees for directors.

     The Executive Committee directs the management of the business of the Corporation on behalf of the Board of Directors between meetings of the entire Board. The Executive Committee met four times in 1993.

INFORMATION ON NOMINEES

     The Corporation's By-Laws provide for two classes of directors, with each class to serve a term of two years and to be composed of not less than three nor more than four directors. The Board is presently composed of eight directors. There are five nominees standing for election at this meeting. The Executive Committee of the Board of Directors on March 14, 1994, elected Jerald G. Fishman to fill a vacancy on the Board created upon the resignation of Charles W. Grigg in February, 1994, and, according to applicable state law, Mr. Fishman is standing for election at this Annual Meeting as a Class I director. The term of all Class I directors expires in 1995. The four Class II nominees standing for election at this Annual Meeting are Gideon Argov, Allan M. Doyle, Jr., Eric M. Ruttenberg, and George P. Stephan whose terms will expire in 1996. Biographical summaries of each nominee and of the continuing directors appear on the following pages.

     All nominees have consented to be so named and to serve if elected. If a nominee becomes unavailable for election, it is the intention of the persons named in the accompanying proxy card to vote for such other person, if any, as the Board of Directors may designate.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
OF EACH OF THE FOLLOWING NOMINEES:

                                    NOMINEES

Class I Director, whose term expires in 1995:

JERALD G. FISHMAN, 48, is the President, Chief Operating Officer and a director of Analog Devices, Inc., Norwood, Massachusetts. He has held these positions since November 1991, and served as the Executive Vice President from 1988 to November 1991. He served as the Group Vice President-Components of that company from 1981 to 1988. Mr. Fishman is a director of Chipcom Corporation and Augat, Inc.

Class II Directors, whose terms expire in 1996:

GIDEON ARGOV, 37, is the President and Chief Executive Officer of the Corporation. He has been a director of the Corporation since May 23, 1991, and served as the Vice Chairman of the Board from that date until November 1991, when he was elected President and Chief Executive Officer. From 1988 to May, 1991 he was the President and Chief Executive Officer of High Voltage Engineering Corporation. Previously he had been for five years a manager and senior consultant with Bain and Company, San Francisco, California.
Mr. Argov is a member of the Executive Committee. He is a director of Golden Systems, Inc.

ALLAN M. DOYLE, JR., 64, is a business consultant. He was an associate professor at the Graduate Management Institute, Union College, Schenectady, New York, from 1990 through 1993. He was a Vice Chairman of the Corporation from July, 1982, until March, 1990. Mr. Doyle has been a director of the Corporation since 1964 and is chairman of the Retirement Plans Committee and a member of the Executive Committee of the Board. He is a trustee of Bay Path College and a director of Millitech Corporation.

ERIC M. RUTTENBERG, 38, is the Executive Vice President of Tinicum Incorporated, New York City, an investment management company.
Mr. Ruttenberg has been a director of the Corporation since March, 1990, and is a member of the Executive Committee and Personnel and Compensation Committee of the Board. The Board of Directors nominated Mr. Ruttenberg for election as a director in accordance with the terms of the Preferred Stock Purchase Agreement dated March 27, 1990, among the Corporation and the purchaser parties thereto ("Preferred Stock Agreement"). Mr. Ruttenberg is a director of SPS Technologies, Inc.

GEORGE P. STEPHAN, 60, Chairman of the Board, is a business consultant. From February 1992 through 1993, he also acted in an of-counsel capacity to Murtha, Cullina, Richter and Pinney of Hartford, Connecticut. Mr. Stephan was elected Chairman of the Board on January 24, 1991, and performed various duties as an employee of the Corporation during 1991, including leading the search for a new president of the Corporation. From April 15, 1990, to January 24, 1991, Mr. Stephan was an independent business consultant. Prior to April 15, 1990, Mr. Stephan held various executive management positions with the Corporation for 21 years, the last of which was as Vice Chairman from December 1984 to April 1990. Mr. Stephan, a director of the Corporation since July 1982, is the chairman of the Executive Committee. He is a director of Barr Laboratories, Inc., a trustee of Hartwick College, and a member of the Board of Advisors of the Hartwick Humanities in Management Institute.

                              CONTINUING DIRECTORS

Class I Directors, whose terms expire in 1995:

JAMES H. KASSCHAU, 42, is the President of Tinicum Incorporated, New York City, an investment management company. He is also President of Tinicum Enterprises, Inc., Garden City, New York. Mr. Kasschau has been a director of the Corporation since March, 1990, and is chairman of the Audit Committee and a member of the Retirement Plans Committee. The Board of Directors nominated Mr. Kasschau for election as a director in accordance with the terms of a Preferred Stock Agreement.

J. DOUGLAS MAXWELL, JR., 52, is Chairman of the Board and Chief Executive Officer of Empower, Inc., a distributor of medical products. From 1984 to 1988, he was President of Chemco Technologies, Inc., a manufacturer of graphic art film, paper, chemicals and related equipment, located in Glen Cove, New York. He has been a director of the Corporation since April, 1983, and is a member of the Audit Committee and Personnel and Compensation Committee of the Board. Mr. Maxwell is a director of First National Bank of Long Island.

ROBERT N. PARKER, 65, is a business consultant. From February 1991 to January 1992, he was the Executive Vice President of LTV Aerospace and Defense Corporation. From November, 1986, to January, 1991, he was President of the LTV Missiles and Electronics Group of The LTV Corporation. From 1983 until November, 1986, he was President of the Missiles Division of The LTV Corporation. Mr. Parker has been a director of the Corporation since
April 2, 1990, and is chairman of the Personnel and Compensation Committee and a member of the Retirement Plans Committee. He is a director of Perceptronics, Inc., Woodland Hills, California.

DIRECTORS COMPENSATION

     Pursuant to the By-Laws of the Corporation, directors who are not employees of the Corporation receive an annual retainer of $12,000. In addition, outside directors receive (a) $800 for attendance at each meeting of the Board, and for attendance at each meeting of a Committee on which they serve, and (b) $800 per day for attendance at the Corporation's annual planning meeting and for participating in any special assignments requested by the Corporation. Outside directors also are reimbursed for their reasonable expenses incurred in connection with Board meetings and special assignments.

     At the Annual Meeting held on May 13, 1992, the shareholders approved the 1992 Stock Ownership Plan for Non-Employee Directors. The purpose of the Plan is to attract and retain as directors qualified persons who are not employees of the Corporation. The Plan provides that at least 50% of the yearly retainer of each non-employee director will be paid in shares of Common Stock in lieu of cash on a quarterly basis. In addition, the Plan provides for the automatic grant of an option to purchase 2,000 shares of Common Stock every other year. 150,000 shares of Common Stock were reserved for issuance under this Plan.

     All non-employee directors participate in a post-retirement arrangement. Under this arrangement, any non-employee director who retires after reaching the age of 55 and has at least three years of continuous service may enter into a consulting agreement with the Corporation to provide such consulting services to the Corporation as the Board of Directors may request from time to time, at a yearly compensation level equal to the amount of the annual retainer (currently $12,000) in effect on the date of a non-employee director's retirement. The term of each such agreement would be for a period equal to the number of years of his Board service, up to a maximum of ten years. Under this arrangement, each retired director would have to agree not to engage in any competitive activity with the Corporation during the period that payments are made and not to disclose to others any trade secrets or confidential information relating to the Corporation or its business.

     The Corporation, as permitted by the Corporation's By-Laws and New York law, has purchased directors and officers liability insurance from Federal Insurance Company and Home Insurance Company covering all of the Corporation's directors and officers during 1993. The aggregate premium for these policies was approximately $330,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information, as of March 30, 1994, with respect to all persons known to the Corporation to be the beneficial owner of more than 5% of any class of shares of the capital stock of the Corporation:

                                                             Amount and
                                                               Nature
     Name and Address                                       of Beneficial       Percentage
   of Beneficial Owner                 Title of Class         Ownership          of Class
- --------------------------------       --------------       -------------       ----------
The "Gabelli Group" consisting of:     Common Stock          2,727,733   (1)     27.6%
Gamco Investors, Inc.("GAMCO")
Gabelli Funds, Inc.("GFI")
Gabelli Performance Partnership("GPP")
Gabelli International Limited("GIL")
Gabelli Securities, Inc.("GSI")
Gabelli & Company, Inc.
Mario J. Gabelli
c/o The Gabelli Group, Inc.
655 Third Avenue
New York, NY 10017

Tinicum Enterprises, Inc.              Common Stock            722,291   (2)      7.50%
RUTCO Incorporated                     Preferred Stock          23,187.5        100.00%
James H. Kasschau
Putnam L. Crafts, Jr.
RIT Capital Partners plc
J. Rothschild Holdings plc
J. Rothschild Capital Mgmt Ltd.
St. James Place Capital plc
c/o Tinicum Enterprises, Inc.
990 Stewart Avenue
Garden City, NY 11530

(1)  According to a Schedule 13D filed on December 1, 1989, as amended, the Gabelli Group reported that the number of shares of Common Stock beneficially owned by the Gabelli
     Group includes 246,038 shares of Common Stock receivable by the Gabelli Group if they were to convert all of the Corporation's 8-3/4% Convertible Subordinated Debentures Due
     2009 (the "Debentures") beneficially owned by them.

     The Gabelli Group beneficially owns shares of Common Stock as follows:



                                                                                  Percent
                                                               Shares of        of Shares of
                                                Percent      Common Stock,     Common Stock,
                                 Shares           of           (Assuming        (Assuming
                               of Common       Class of      Conversion of     Conversion of
     Name                        Stock          Common        Debentures)       Debentures)
     --------------            ---------       --------      -------------     -------------
     GAMCO                     2,046,395         21.23%          2,225,189          22.51%
     Gabelli & Co.
     -- Principal                    -0-             0%                  0           0.00%
     -- Agency                    19,300           .20%             24,540           0.25%
     GFI
     -- Principal                      0             0%                  0           0.00%
     -- Agency                   226,000          2.35%            286,985           2.90%
     GIL                          23,000           .24%             23,000           0.23%
     GPP                         155,000          1.61%            155,000           1.57%
     GSI                             500           .01%                500           0.00%
     Mario Gabelli                11,500           .12%             12,519           0.13%

     According to the Gabelli Group's Schedule 13D, as amended, each member of the Gabelli
     Group has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the Common Stock or Convertible Debentures reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that GAMCO Investors, Inc. does not have authority to vote 140,500 of the shares of Common Stock beneficially owned by it, and except that
     GFI shares with the Board of Directors of each of The Gabelli Asset Fund, The Gabelli
     Growth Fund, The Gabelli Convertible Securities Fund, The Gabelli Value Fund Inc., The
     Gabelli Small Cap Growth Fund and/or The Gabelli Equity Income Fund voting power with respect to the 286,985 shares of Common Stock held by such funds, and except that
     Gabelli & Company shares with the clients for whose accounts such Common Stock or
     Debentures were purchased the voting and dispositive power with respect to the 22,540 shares of Common Stock purchased for such accounts.  Mr. Gabelli is deemed to have beneficial ownership of the Common Stock and Debentures owned by each of the above persons and GFI is deemed to have beneficial ownership of the securities owned beneficially by each of the above persons other than Mr. Gabelli.

(2)  According to a Schedule 13D filed on April 6, 1990, as amended, by Tinicum Enterprises,
     Inc. ("Enterprises"), RUTCO Incorporated ("Rutco"), Mr. James H. Kasschau,
     Mr. Putnam L. Crafts, Jr., RIT Capital Partners plc ("RIT" and, collectively with
     Enterprises, Rutco, Mr. Kasschau, and Mr. Crafts, the "Investor Group"), J. Rothschild
     Holdings plc ("JRH") a wholly owned subsidiary of St. James Place Capital plc ("SJPC"), and J. Rothschild Capital Management Limited ("JRCML"), the Investor Group owns in the aggregate 23,187.5 shares of Preferred Stock, which constitutes 100% of the outstanding shares of Preferred Stock.  Subject to antidilution provisions, each share of Preferred
     Stock is convertible at any time into 74.074 shares of Common Stock or a total of
     1,717,591 shares of Common Stock.



     The Investor Group beneficially owns Preferred Stock and Common Stock as shown in the table which follows.  The attribution of beneficial ownership of some of the outstanding shares of capital stock is duplicative because the term "beneficial ownership" includes both the power to vote and the power to dispose of such shares, which, with respect to certain of such shares, are not held by the same person.  See the explanation following the table below.

                                                                            Total       % of
                                                                          Shares of   Shares of
                                                                           Common      Common
                                                                           Stock,      Stock,
                                                                          (Assuming   (Assuming
                                      % of                      % of     Conversion  Conversion
                      Shares of     Class of     Shares of    Class of       of          of
                      Preferred    Preferred      Common       Common     Preferred   Preferred
        Name            Stock        Stock         Stock        Stock       Stock)      Stock)
     ------------     ---------     --------     ---------    --------    ---------   ---------
     Enterprises      23,187.5      100.0%         707,100      7.35%     2,424,691     21.38%
     Rutco            23,187.5      100.0%         707,100      7.35%     2,424,691     21.38%
     Mr. Kasschau        414.5        1.8%          13,912      0.13%        44,616      0.38%
     Mr. Crafts        2,484         10.7%          75,749      0.79%       259,749      2.29%
     RIT               7,867         33.9%         239,901      2.49%       822,641      7.25%
     Mr. Ruttenberg        0          0.0%           1,279      0.00%         1,279      0.00%


     Enterprises has sole power to vote with respect to the 9,938 shares of Preferred Stock and
     303,058 shares of Common Stock it owns.  In addition, pursuant to the terms of a shareholders agreement among Enterprises, Rutco, Mr. Kasschau, Mr. Crafts and RIT,
     Enterprises has the power to vote, except in certain limited circumstances, the 10,765.5 shares of Preferred Stock and 328,293 shares of Common Stock owned by Mr. Kasschau, Mr.
     Crafts and RIT.

     Messrs. Kasschau and Ruttenberg have informed the Corporation that they disclaim beneficial ownership of the shares of Preferred Stock and Common Stock owned by other members of the Investor Group.

     For further information concerning the Preferred Stock Agreement, see page 19.


SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 30, 1994, the shares of each class of stock of the Corporation beneficially owned by each nominee, director, and executive officer, and all nominees, directors and executive officers of the Corporation as a group:

                                                           Share               Percent
Name of Beneficial Owner           Title of Class        Ownership            of Class
- ------------------------           --------------        ---------            --------
Gideon Argov (1)                   Common Stock          134,000              1.3%
Robert J. Cobuzzi (1)              Common Stock           35,000                *
Allan M. Doyle, Jr. (3)            Common Stock           22,414                *
James A. Eder (1)                  Common Stock           45,621                *
Jerald G. Fishman                  Common Stock              100                *
James H. Kasschau (3)              Common Stock           15,912                *
                                   Preferred Stock           414.5 (2)        1.80% (2)
J. Douglas Maxwell, Jr. (3)        Common Stock           36,287                *
Robert N. Parker (3)               Common Stock            3,371                *
Eric M. Ruttenberg (3)             Common Stock            3,279                *
                                   Preferred Stock            --   (2)          --  (2)
George P. Stephan (3)              Common Stock           44,942                *
Robert W. Woodbury, Jr. (1)        Common Stock            4,000                *
All directors and
  executive officers of
  the Corporation, as a
  group                            Common Stock          344,926   (3)(1)     3.5%
                                   Preferred Stock           414.5 (2)        1.8%  (2)

 *   less than 1%.

(1)  Reflects the number of shares that could be purchased by the exercise of options available as of March 30, 1994, or within 60 days thereafter under the Corporation's stock option plans.  Accordingly, these numbers are inclusive of (i) 120,000 shares of Common Stock which Mr. Argov has the right to acquire under the Kollmorgen 1991 Long Term Incentive
     Plan ("LTIP"), (ii) 30,000 shares of Common Stock which Mr. Cobuzzi has the right to acquire under the LTIP and Kollmorgen 1982 Stock Option Plan ("1982 Plan"), (iii) 45,200
     shares of Common Stock which Mr. Eder has the right to acquire under the 1982 Plan and the
     LTIP, and (iv) 4,000 shares which Mr. Woodbury has the right to acquire under the LTIP.

(2)  Each share of Preferred Stock is convertible into 74.074 shares of Common Stock.  See footnote (2) to "Security Ownership of Certain Beneficial Owners" concerning the ownership of shares of Preferred Stock by Messrs. Kasschau and Ruttenberg.

(3)  Inclusive of 2,000 shares of Common Stock which each named non-employee director has the present right to acquire under the Non-Employee Director Stock Ownership Plan.


                             EXECUTIVE COMPENSATION


Summary Compensation Table

     The following table sets forth information concerning compensation of the Corporation's Chief Executive Officer and the Corporation's three other executive officers during the last three fiscal years, where applicable.

                                                                             Long-Term
                                           Annual Compensation              Compensation
                                -----------------------------------------   ------------
                                                                              Number of
                                                                                Stock
 Name and Principal                                                            Options
     Position                 Year          Salary ($)           Bonus ($)     Awarded
 ---------------------        ----         ------------          ---------   ------------
Gideon Argov                  1993          $275,000              $ - 0 -
President and                 1992           275,000                - 0 -
Chief Executive Officer       1991           167,800(1)             - 0 -     200,000

Robert J. Cobuzzi             1993          $190,000              $ - 0 -      50,000
Senior Vice President,        1992           190,000                - 0 -
Treasurer and Chief           1991            80,000(1)             - 0 -      75,000
Financial Officer

James A. Eder                 1993          $155,000              $ - 0 -
Vice President, Secretary     1992           155,000                - 0 -
and General Counsel           1991           135,000                - 0 -      50,000

Robert W. Woodbury, Jr.       1993          $109,000              $ - 0 -      25,000
Vice President, Controller    1992            99,917(1)             - 0 -      10,000
and Chief Accounting
Officer

(1) Messrs. Argov, Cobuzzi and Woodbury joined the Corporation in May 1991, July 1991, and February 1992, respectively.


Option Grants in Last Fiscal Year

     The following table shows the individual grant of stock options to the named executive officers of the Corporation during 1993 pursuant to the Kollmorgen 1991 Long Term Incentive Plan.

                                                                          Potential
                                                                       Realizable Value
                                                                       at Assumed Annual
                                                                        Rates of Stock
                                                                       Price Appreciation
                   Individual Grants                                   for Option Term (2)
     ------------------------------------------------------            -------------------
                           Number
                             of       Percent
                         Securities  of Total
                            Under-   Options
                            lying   Granted to  Exercise
                           Options  Employees   or Base
                           Granted  in Fiscal    Price     Expiration
       Name                (#) (1)     Year     ($/Share)     Date      5% ($)    10% ($)
- ----------------------     -------  ----------  ---------  -----------  ------    --------
Robert J. Cobuzzi          50,000   28.6%       $ 7.75     10/20/2003   $243,500  $617,500
Robert W. Woodbury, Jr.    25,000   14.3%       $ 6.625    07/20/2003   $104,125  $263,875



(1)    10% of the options granted in 1993 are exercisable starting 12 months after the grant date, an additional 10% of the options are exercisable after 18 months, and an additional 20% of the options on the second, third, fourth and fifth anniversary dates thereafter.  All options were granted at 100% of the Fair Market Value on the date of grant.

(2)    As required by rules of the Securities and Exchange Commission ("SEC"), potential values stated are based on the prescribed assumption that the Corporation's Common Stock will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 63% and
       159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Corporation's Common Stock.


                      Option Values at December 31, 1993 (1)

                                  Number of
                            Securities Underlying          Value of Unexercised
                            Unexercised Options at        "In-the-money" Options at
                                December 31, 1993           December 31, 1993 (2)
                           --------------------------    --------------------------
       Name                Exercisable  Unexercisable    Exercisable  Unexercisable
- ------------------------   -----------  -------------    -----------  -------------
Gideon Argov                80,000      120,000          $    0       $    0
Robert J. Cobuzzi           30,000       95,000          $    0       $    0
James A. Eder               45,200       30,000          $    0       $    0
Robert W. Woodbury, Jr.      4,000       31,000          $    0       $ 21,875

(1)    No stock options were exercised by any named executive officer during 1993.
(2)    Based upon the December 31, 1993, Fair Market Value share price of $7.50 less the share price to be paid upon exercise.


Pension Plan

     All salaried employees with one year of service, including executive officers of the Corporation, are participants in the Kollmorgen Corporation Salaried Employees Retirement Plan (the "Plan"). The Plan is a defined benefit plan, and the benefits are not reduced by Social Security benefits or by payments from other sources. In the event of a termination of the Plan following a Change in Control (as defined in the Plan), any assets of the Plan remaining after provision is made for all benefits thereunder will be used to supplement such benefits. This provision may not be amended or terminated following a Change in Control. Benefits under the Plan are based upon years of service and the highest consecutive five year average annual base salaries during the final ten calendar years of service up to age 65. For the year ended December 31, 1993, the credited years of service of Messrs. Argov, Cobuzzi, Eder and Woodbury under the plan are 2, 2, 17, and 1 respectively.

     The following table sets forth the annual benefits which would become payable at age 65 under the Plan based upon a straight life annuity form of benefit and various levels of covered compensation and years of service:

                         Years of Service at Retirement in 1994
     Final Average
      Earnings at
      Retirement           15        20         25     30 or more
     -------------       -------   -------   -------   ----------
     $100,000            $25,155   $33,540   $41,925    $50,310
      125,000             31,905    42,540    53,175     63,310
      150,000             38,655    51,540    64,425     77,310
      175,000             38,655    51,540    64,425     77,310
      200,000             38,655    51,540    64,425     77,310
      250,000             38,655    51,540    64,425     77,310
      300,000             38,655    51,540    64,425     77,310

     Annual benefits provided by the Corporation under this Plan are subject to certain restrictions and limitations under the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations, as in effect from time to time. Currently the Code prohibits tax-qualified defined benefit pension plans from taking into account for benefit calculation any compensation in excess of $150,000 per annum and limits annual benefit payments under such plans to $118,800. These limits and prohibitions are indexed for inflation.

Employment Contracts, Termination of Employment and Change in Control
Arrangements

     The Corporation has entered into employment agreements with three current executive officers. Each agreement protects the Corporation from disclosure of confidential information by the executive and contains the executive's covenant not to compete with the Corporation following termination of employment under certain circumstances.

     The agreement with Mr. Argov, the Corporation's President and Chief Executive Officer, provides for an annual base salary of $275,000, describes the employee benefit plans under which he is entitled to participate, and provides that if the Corporation terminates his employment other than for "Cause" (as defined in the agreement) he will be entitled to receive an amount equal to his current base salary, in a lump sum. The agreement with Mr. Cobuzzi, the Corporation's Chief Financial Officer, Treasurer and a Vice President, provides for an annual base salary of $190,000 and otherwise is substantially identical to Mr. Argov's agreement.

     The agreement with Mr. Eder provides for an annual base salary of $155,000. In the event of a termination by the Corporation without Cause (as defined in the agreement), by the executive with Good Reason (as defined in the agreement) or by the executive under certain limited circumstances, the executive will receive a lump sum cash payment equal to two times his highest annual base salary (the "High Base Salary"), will receive life and medical benefits until the earlier of acceptance of other employment or two years from termination, and his options under the Corporation's stock option plans will continue to become exercisable for two years (unless the agreement is terminated by the executive under certain limited circumstances, in which event, the options granted to the executive in July, 1991 shall terminate immediately). In the event of a termination of the executive for certain reasons after a change in control, the executive will receive the value of his life and medical benefit continuation in a cash lump sum and an additional cash payment equal to the difference between (i) 2.99 times his current salary and (ii) the sum of twice his High Base Salary and the amount of the cash lump sum payment for his life and medical benefit continuation.

     Pursuant to the terms of the Corporation's stock option plans, in the event of extraordinary corporate events, including a substantial change in the ownership or control of the Corporation, the Committee may, in its discretion, accelerate the vesting and exercise period for all or some of the outstanding options.

Board Compensation Report on Executive Compensation

     The Personnel and Compensation Committee (the "Committee") of the Corporation's Board of Directors is composed of independent directors who are not employees of the Corporation and who qualify as disinterested persons for purposes of Rule 16b-3 adopted under the Securities Exchange Act of 1934.
The Committee is responsible for developing and implementing the compensation programs which relate the pay levels of the Corporation's executive officers and certain other key employees. The Committee strives to establish performance criteria, evaluate performance and determine base salary and incentive payments for the Corporation's key decision makers to insure the Corporation's ability to attract and retain high caliber executives by providing appropriate incentives to deliver the maximum short- and long-term financial results for the benefit of shareholders. The Committee also approves compensation matters involving other key employees of the Corporation, periodically reviews the annual salaries of all key employees, including executive officers, and establishes the Corporation's policy with respect to merit salary increases.

     The Committee also administers and approves the grant of awards under the Kollmorgen 1991 Long Term Incentive Plan ("LTIP") and other incentive compensation plans of the Corporation for executive officers and certain other key employees of the Corporation. From time to time, the Corporation, on the recommendation of the Committee, has retained the services of independent compensation consultants to evaluate the Corporation's executive compensation programs.

     In order to meet its objectives, the Committee has chosen three components of its compensation program to meet the Corporation's pay philosophy. Base salaries, the fixed regular periodic component of pay, are based on the average level of base salaries among a competitive peer group of companies of comparable size. The bonus plan for executive officers, which is directly linked to the financial performance of the Corporation, is designed to provide additional cash compensation when specific financial performances are achieved or exceeded. The 1994 bonus plan for executive officers provides cash awards when the Corporation meets its operating plan in terms of primary earnings per share. Finally, the LTIP plan rewards executive officers and key employees for delivering long-term value to the Corporation's shareholders. This plan is structured in such a way as to reward executives only to the extent that shareholders have benefited over some measurable period of time. Historically, the Corporation has used the grant of stock options that vest over specified periods, currently five years, to accomplish this objective. In determining a grant of stock options, the Committee considers the amount and terms of outstanding options previously granted to executive officers.

     Mr. Argov joined the Corporation in May 1991 as Vice Chairman of the Board and was elected President and Chief Executive Officer in November 1991. His May 1991 compensation package, consisting of a base salary of $275,000, participation in the corporate bonus plan, and the grant of 200,000 non-qualified stock options issued under the LTIP and vesting over five years, is designed to encourage short- and long-term performance consistent with the interests of the shareholders. Mr. Argov's annual salaries in 1992 and 1993 continued at the same level as in 1991 and he did not receive any form of incentive compensation.

     Members of the Personnel and Compensation Committee:
          Robert N. Parker    J. Douglas Maxwell, Jr.    Eric M. Ruttenberg


                               PERFORMANCE GRAPH

     The following performance graph compares the five-year cumulative total shareholder return, assuming reinvestment of dividends, on $100 invested on December 31, 1988, in each of Kollmorgen Corporation Common Stock, Standard & Poors 500 Stock Index, and the Standard & Poors Electrical Equipment Index.









                    COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               KOLLMORGEN CORPORATION COMMON STOCK, S&P 500 INDEX
                         AND S&P ELECTRICAL EQUIPMENT

 Measurement Period      Kollmorgen                         S&P Electrical
(Fiscal Year Covered)    Corporation    S&P 500 Index       Equipment Index
- ---------------------    -----------    -------------       ---------------
Measurement Pt.
   12/31/88                $100.00         $100.00             $100.00

FYE 12/31/89               $ 57.00         $132.00             $141.00
FYE 12/31/90               $ 37.00         $128.00             $130.00
FYE 12/31/91               $ 28.00         $166.00             $172.00
FYE 12/31/92               $ 30.00         $179.00             $188.00
FYE 12/31/93               $ 38.00         $197.00             $227.00

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the Preferred Stock Agreement, on March 27, 1990, the Corporation sold 23,187.5 shares of Preferred Stock for $1,000 per share, or an aggregate purchase price of approximately $23.2 million, to the Investor Group. The Preferred Stock has a dividend rate of 9.5% per year and is convertible into an aggregate of 1,717,591 shares of Common Stock, subject to antidilution provisions, which would constitute approximately 15.1% of the outstanding shares of Common Stock (after giving effect to the conversion of all the shares of Preferred Stock).

     Subject to certain conditions contained in the Preferred Stock Agreement, the Investor Group is entitled to propose to the Board of Directors two Purchaser Nominees (as defined in the Preferred Stock Agreement) and the Corporation has agreed to exercise all authority under applicable law to cause such Purchaser Nominees to be represented on the Board of Directors (in separate classes of the Board of Directors). If any Purchaser Nominee elected to the Corporation's Board of Directors shall cease to serve as a director for any reason, the vacancy resulting therefrom will be filled by the Board of Directors with a substitute Purchaser Nominee. The Investor Group has agreed that the Purchaser Nominees on the Corporation's Board of Directors shall not participate in any action taken by the Board of Directors relating to the Preferred Stock Agreement.

     The Investor Group has also agreed that so long as it or any of its affiliates beneficially own any Shares, such persons will be present, in person or represented by proxy, at all shareholder meetings of the Corporation so that all Shares beneficially owned by the Investor Group and its affiliates may be counted for the purpose of determining the presence of a quorum at such meetings.

     The Preferred Stock is entitled to vote together with the Common Stock based on the number of shares of the Common Stock into which the Preferred Stock is convertible. In addition, in certain circumstances, the holders of shares of Preferred Stock are entitled to vote as a single class. Without the consent of the holders of at least a majority of the shares of the Preferred Stock then outstanding, the Corporation has agreed, among other things, not to issue any capital stock of the Corporation other than Common Stock and securities issuable on exercise of the preferred stock purchase rights issued pursuant to the Corporation's Shareholders' Rights Plan.

     The Corporation may elect to redeem the Preferred Stock on or after April 1, 1995, at $1,100 per share, and is required to redeem all outstanding Preferred Stock on April 1, 2000, at $1,000 per share, in each case plus accrued and unpaid dividends. On the occurrence of certain events, including the acquisition by any third party of 50% or more of the outstanding voting securities of the Corporation, or certain events relating to the composition of the Board of Directors of the Corporation, the holders of the Preferred Stock may require the Corporation to redeem the Preferred Stock at $1,000 per share, plus accrued and unpaid dividends. The Preferred Stock Agreement also includes certain financial and other covenants applicable to the Corporation, and certain restrictions applicable to the Investor Group on the disposition, acquisition or the taking of other specified actions with respect to the voting securities of the Corporation.

     During the first seven months of 1993, Mr. Stephan, a Class II director, acted in an of-counsel capacity to Murtha, Cullina, Richter and Pinney, which law firm from time to time performs legal services for the Corporation.

AUDITORS

     Coopers & Lybrand serves as the independent auditors for the Corporation. Representatives of Coopers & Lybrand will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will be available to respond to questions of shareholders.

PROPOSALS FOR THE 1995 ANNUAL MEETING

     In accordance with the rules of the Securities and Exchange Commission, shareholder proposals for inclusion in the Corporation's proxy statement for the 1995 Annual Meeting must be received at the Office of the Secretary, Kollmorgen Corporation, Reservoir Place, 1601 Trapelo Road, Waltham, MA 02154, no later than November 30, 1994.

OTHER MATTERS

     The Board of Directors does not intend to present any other matters before the meeting and is not informed of any other business which others may bring before the meeting. However, if any other matters should properly come before the meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying Proxy Card to vote on each such matter as they, in their sole discretion, may determine.

                           KOLLMORGEN CORPORATION

         This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints GIDEON ARGOV, GEORGE P. STEPHAN,
JAMES A. EDER, and each or any of them, with full power to act without the other and with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Shareholders of Kollmorgen Corporation to be held at the Guest Quarters Suite Hotel, 550 Winter Street, Waltham, Massachusetts, at 10:00 a.m. on Wednesday, May 11, 1994, and at any adjournments or postponements thereof, to vote all shares of the Corporation shown on the other side of this card (whether Common Stock or Series D Convertible Preferred Stock) with all the powers the undersigned would possess if personally present, in the following manner.


     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.


      Please mark votes
/ X / as in this example.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.
1.   ELECTION OF FIVE DIRECTORS -  Class I Nominee is Jerald G. Fishman and
                                   Class II Nominees are Gideon Argov,
                                   Allan M. Doyle, Jr., Eric M. Ruttenberg, and George P. Stephan


     FOR ALL NOMINEES         /__/                WITHHELD FROM  /__/
                                                  ALL NOMINEES

     /__/ ______________________________________________________________
     (INSTRUCTION:   To withhold authority to vote for any nominee, write
     such nominee's name(s) above.)



                  (Continued, and to be signed, on other side.)

2. In their discretion, upon the transaction of other business as may properly come before the meeting.


/__/ MARK HERE FOR ADDRESS
     CHANGE AND NOTE AT RIGHT.


/__/ MARK HERE IF YOU PLAN
     TO ATTEND THE MEETING.

                              Please sign exactly as imprinted herein. When signing as attorney, administrator, executor, guardian or trustee, please give your full title as such. If a corporation, please sign by president or other authorized officer and indicate title. If shares are registered in the names of joint tenants or trustees, each tenant or trustee is required to sign. Please complete, sign and return in the enclosed envelope.

                              ..............................................
                              Signature of Shareholder           Date

                              ..............................................
                              Signature of Shareholder           Date